Exhibit 10.5

HOTEL

MANAGEMENT AGREEMENT

Between

TRS AUS LOUIS, LLC

and

VISTA HOST INC.

Dated

March 24, 2017

i

ii

EXHIBIT A — Hotel Properties and Owners

EXHIBIT A-1 — Competitive Set

EXHIBIT A-2 — Accounting Software and Payroll Processes

EXHIBIT A-3 — List of Operator’s Hotels Within 3-Mile Radius

EXHIBIT B — Franchise Agreements

EXHIBIT C — Example Incentive Fee Calculation

iii

HOTEL MANAGEMENT AGREEMENT

This HOTEL MANAGEMENT AGREEMENT is made and entered into effective as of March 24th, 2017, by and among TRS AUS LOUIS, LLC, Delaware limited liability company (“Lessee”) and VISTA HOST INC., a Texas corporation (“Operator”), with reference to the following facts:

A.    Lessee leases from the entity described on Exhibit A (“Owner” and collectively, the “Owners”) the hotel property described on Exhibit A (“Hotel”) pursuant to the Master Lease Agreement dated March 24, 2017 (the “Lease”);

B.    Lessee desires to engage Operator to operate and manage the Hotel(s) listed on Exhibit A beginning on the Commencement Date in accordance with the terms of this Agreement;

C.    Operator desires to supply the services and to operate the Hotel(s) beginning on the Commencement Date in accordance with the terms of this Agreement; and

D.    The parties desire that this Agreement, while it controls all of the Hotel(s) collectively, will represent an individual hotel management agreement for each Hotel described on Exhibit A, as it may be amended from time to time.

NOW, THEREFORE, for and in consideration of the mutual covenants, conditions, stipulations, agreements and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Lessee and Operator covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.    Definitions.

(a)    As used herein, the following terms shall have the indicated meanings:

“Adjusted Operating Expenses” shall mean Operating Expenses excluding Operator’s Fee, insurance premiums (with the exception of the insurance described in Section 12.02), discretionary employee bonuses (to the extent exclusion is approved by Lessee), and Property real estate and personal property taxes.

“Affiliate” shall mean (a) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (b) any person that owns, beneficially, directly or indirectly, ten percent or more of the outstanding capital stock, shares or equity interests of such person, or (c) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by, or under common control with such person.

“Agreement” shall mean this Hotel Management Agreement and all amendments, modifications, supplements, consolidations, extensions and revisions to this Hotel Management Agreement approved by Lessee and Operator.

“Approved Budget” shall mean the Hotel Operating Budget prepared in accordance with Section 6.01 of this Agreement and approved in writing by Lessee.

“CPI” shall mean the Consumer Price Index, all items for All Urban Consumers, published by the Bureau of Labor Statistics of the United States Department of Labor as reported in The Wall Street Journal.

“Capital Improvements” will mean all expenditures for replacements, substitutions and additions to Hotels and Hotel FF&E, which are required to be capitalized in accordance with generally accepted accounting principles.

“Concession Agreement” shall refer to the Alcoholic Concession and Lease Agreement, dated as of March 24, 2016, by and between Lessee and VHI TXBEV, INC. (the “Concession Lessee”). Concession Lessee is an affiliate of Operator.

“Commencement Date” shall mean March 24, 2017.

“Competitive Set” for each Hotel means the hotels listed on Exhibit_A-1 attached hereto, or such other hotels as may be reasonably agreed upon by Lessee and Operator from time to time during the Term. The Lessee and Operator shall discuss at least once a year, and upon any major change to the Hotel or an existing hotel in the Competitive Set, the composition of the Competitive Set. Notwithstanding the foregoing to the contrary, the Competitive Set shall at all times consist of hotels in the market areas that are most comparable to the Hotel in quality, price, location and market (with due consideration given to age, quality, size, amenities, amount of meeting space and business mix). Any changes to a Hotel’s Competitive Set must be approved by Lessee.

“Event(s) of Default” shall mean one or more of the events or occurrences listed in Section 17.01 of this Agreement.

“Fiscal Year” shall mean each twelve (12) month calendar year ending December 31 during the Operating Term, except that the first Fiscal Year and the last Fiscal Year of the Operating Term may not be full calendar years.

“Force Majeure” shall mean interruptions in the operation of the Hotel (or in the case of the hotels within the Competitive Set, to any such hotels) or any of its essential services on account of an interruption in any one or more of the utility services servicing the Hotel, or on account of act of God, , earthquake, hurricane, flood, fire or other casualty, taking by eminent domain, civil commotion, riot, mob violence, insurrection, malicious mischief, sabotage, rebellion, act of public enemy, invasion, embargo, or any similar cause beyond Operator’s reasonable control, but excluding any changes in economic or market conditions. For purpose of Force Majeure pertaining to one or more hotels within the Competitive Set, the reference to the “Operator” means the respective operator or manager under the Competitive Set hotel that is affected by the interruption.

“Franchisor” shall mean the franchisor under the Franchise Agreements.

“Franchisor Agreement” shall mean the franchise license agreement held by Lessee with respect to the Hotel as described in Exhibit B as it may be amended from time to time.

“GAAP” shall mean generally accepted accounting principles and procedures in the United States.

“Gross Hotel Income” shall mean all income and proceeds of sales received by Operator for guest use, occupancy or enjoyment of the Hotel or for the sale of any goods, services or other items sold on or provided from the Hotel to guests in the ordinary course of the Hotel operation, but excluding the following: (i) any excise, sales or use taxes or similar government charges collected directly from patrons or guests, or as a part of the sales price of any goods, services or displays, such as gross receipts, admission, cabaret or similar or equivalent taxes; (ii) receipts from condemnation awards or sales in lieu of or under threat of condemnation; (iii) proceeds of insurance (other than proceeds from business interruption insurance received by Lessee which shall be allocated by Lessee to any applicable periods); (iv) proceeds of sales of capital assets, furniture and Hotel Operating Equipment; (v) consideration received at the Hotel for hotel accommodations, goods and services to be provided at other hotels although arranged by, for or on behalf of, Operator; (vi) proceeds of any financing; (vii) working capital provided by Lessee; (viii) any funds provided by Lessee to Operator whether for Operating Expenses or otherwise; (ix) interest income and fees, rents and other revenues from telecommunications tower or similar leases or other leases or sub-leases of any part of the Property (x) other income or proceeds resulting other than from guest use or occupancy of the Hotel or the Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided in connection with guest services at the Hotel in the ordinary course of business; (xi) tips and service charges paid to employees; (xii) interest on accounts; (xiii) value of complimentary rooms, f&b, and services; (xiv) revenues of subtenants, concessionaires, and licensees, but rent and license fees aid to Lessee would be included. The parties intend that Gross Hotel Income shall be computed in a manner consistent with “room rentals and other hotel services” computation of revenues on the Parent’s audited Consolidated Statements of Operations.

“Group Services” shall mean group benefits, services, and facilities generally made available by Operator at other properties owned or managed by Operator, including, where applicable, business and sales-promotion services; advertising and public relation services; computerized management information services; educational and training programs and facilities; central purchasing and procuring services; employee benefits administration; payroll administration; revenue management services; and risk management services. Group Services does not include Operator’s central office overhead and general office and administrative expenses (as opposed to that of the Hotel). The Operator will not mark-up the cost of any Group Services.

“Holder” shall mean the holder of any Mortgage and the indebtedness secured thereby, and such holder’s successors and assigns.

“Hotel Capital Budget” shall mean the budget relating to capital expenditures at a Hotel as described in Section 6.01.

“Hotel FF&E” shall mean the furniture, furnishings, wall coverings, fixtures and hotel equipment for a Hotel and which includes equipment required for operation of the kitchens, restaurants and laundry, office equipment, material handling equipment, cleaning and engineering equipment and vehicles.

“Hotel Standards” shall mean the standards established by the respective Franchisor of the Hotel from time to time as well as those identified in section 3.02.

“Hotels” shall mean the hotel properties described in Exhibit A hereto, as it may be amended from time to time by mutual agreement of Lessee and Operator to add hotel properties or to delete hotel properties as a result of termination of this Agreement with respect to one or more hotel properties pursuant to the termination provisions set forth in this Agreement. “Hotel” shall mean any hotel set forth on Exhibit A as it may be amended from time to time.

“Incentive Fees” shall mean incentive compensation paid by Lessee to Operator for performance above budgeted expectations, achievable to a maximum payout of 2% of Gross Hotel Income. The following will trigger Incentive Fee payouts:

(i)	Fiscal Year 1: Beginning Commencement Date through twelve (12) months following the Commencement Date, Lessee shall pay to Operator an amount equal to 1% of Gross Hotel Income for such Fiscal Year if the Hotel achieves an IR of 8.5 % to 8.99% for such Fiscal Year. Lessee shall pay to Operator an additional amount equal to 1% of Gross Hotel Income for such Fiscal Year if the Hotel achieves an IR of 9.0% or higher for such Fiscal Year.

(ii)	Fiscal Year 2: Beginning after Fiscal Year 1, Lessee shall pay to Operator an amount equal to 1% of Gross Hotel Income for such Fiscal Year if the Hotel achieves an IR of 9.0% to 9.49% for such Fiscal Year. Lessee shall pay to Operator an additional amount equal to 1% of Gross Hotel Income for such Fiscal Year if the Hotel achieves an IR of 9.5% or higher for such Fiscal Year.

For Year 1 and Year 2, all Incentive Fees will be paid annually based on the standard Fiscal Year. All Incentive Fees will be paid the first of the month after the respective Fiscal Year end profit and loss statements (P&L’s) are finalized.

(iii)	Fiscal Year 3: Beginning after Fiscal Year 2 through December 31, 2019 and continuing until the termination of this Agreement, Lessee shall pay to Operator the following amounts, up to a maximum payout of 2% of Gross Hotel Income:

a.	0.5% of Gross Hotel Income if the Hotel achieves budgeted NOI, provided the incentive payout does not cause NOI to fall below budget.

b.	25% of any NOI in excess of budgeted NOI for the Hotel.

c.	If the Hotel has achieved its budgeted NOI, 25% of any Gross Hotel Income for the Hotel in excess of budgeted Gross Hotel Income for the Hotel.

Note: Should the addition of the initial Incentive Fee lower the return below the predetermined incentive percentage, the lower Incentive Fee, or no Incentive Fee, be used as the final payment (e.g. if the initial Incentive Fee is 2%, but when this fee is added to the calculations, the hotel then drops below the predetermined percentage in order to pay the 2%, the Incentive Fee shall then move to be 1%). See Exhibit C for Example Incentive Fee Calculation.

Furthermore, for purposes of Incentive Fee calculations, if the Hotel is sold within a quarter, then the operating numbers used for incentive calculations will be prior to the month in which it is sold (i.e. if a Hotel is sold February 5th, its financial performance will only be used in January for that quarter’s calculations). In addition, if the Hotel fails to achieve its budgeted NOI for any period due to, (i) an Unavoidable Interruption, (ii) a failure of the Lessee thereunder to provide sufficient funds as required to operate such hotel in compliance with the franchise agreement applicable thereto, or (iii) a casualty or condemnation affecting such hotel, then the Hotel shall be removed from the Portfolio for the calculation of the Portfolio’s NOI for such period.

“Initial Term” shall have the meaning set forth in Section 2.01.

“Independent CPA” shall mean the firm of independent public accountants, which is selected by Lessee from time to time.

“IR” shall mean Investment Return, which shall be equal to the percentage obtained by dividing a numerator equal to Gross Hotel Income less Operating Expenses, all reserve for Hotel FF&E (as required by lenders, franchisors, or other parties, but in no event less than 4% of Gross Hotel Income) and any capital expenditures not covered in any year by any Hotel FF &E reserve by the total investment of Lessee in the Hotel, including acquisition price, acquisition costs. Operating expenses as referred to in this definition are inclusive of any Incentive Fees earned related to the fiscal year.

“Land” shall mean the real property described in Exhibit A to the Lease.

“Lease” shall have the meaning set forth in the recitals.

“Lessee” shall have the meaning set forth in the recitals.

“Lessee Revenue Account” shall mean the bank accounts opened and maintained in Lessee’s name, or in a name designated by Lessee, with a banking institution selected by Lessee, into which all income, receipts and proceeds included in the definition of Gross Hotel Income (without exclusion of any of the items excluded from the definition of such term) shall be deposited.

“Mortgage” shall mean any deed to secure debt, mortgage or deed of trust, from time to time, encumbering all or any portion of a Property, together with all other instruments evidencing or securing payment of the indebtedness secured by such deed to secure debt, mortgage or deed of trust and all amendments, modifications, supplements, extensions, and revisions of such mortgage, deed of trust and other instruments.

“NOI” shall mean Net Operating Income, which shall be determined by deducting Adjusted Operating Expenses from Gross Hotel Income.

“Operating Account” shall mean the bank account opened and maintained in Operator’s name, or in a name designated by Operator, with a banking institution selected by Lessee, from which disbursements shall be made pursuant to the terms of this Agreement.

“Operating Budget” shall mean the budget relating to the operation of the Hotel as described in Section 6.01.

“Operating Equipment” shall mean linens, chinaware, glassware, silverware, uniforms, utensils and other non-consumable items of similar nature.

“Operating Expenses” shall mean all costs and expenses of maintaining, conducting and supervising the operation of the Property, to the extent set forth in an Approved Budget, incurred pursuant to this Agreement or as otherwise specifically provided herein which are properly attributable to the period under consideration under Lessee’s system of accounting, including without limitation:

(i)	The cost of all food and beverages sold or consumed and of all Hotel Operating Equipment and Hotel Operating Supplies;

(ii)	Salaries and wages of on-site Hotel personnel, including costs of payroll taxes and employee benefits and amounts payable under bonus plans approved by Lessee. The salaries or wages of other employees or executives of Operator, or any Affiliate of Operator shall in no event be Operating Expenses, unless approved by Lessee as submitted in Approved Budget;

(iii)	The cost of all other goods and services obtained by Operator in connection with its operation of the Property including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment and such other equipment as Lessee shall designate;

(iv)	The cost of repairs to and maintenance of the Property to keep the Property in good condition;

(v)

Insurance premiums for all insurance maintained with respect to the Property, including without limitation, property damage insurance, public liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts, employment liability practices insurance, and such business interruption or other insurance as may be provided for protection against claim, liabilities and losses arising from the use and operation of the Hotel and losses incurred with respect to deductibles applicable to the foregoing types of insurance;

(vi)	All taxes, assessments and other charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Operator or Lessee with respect to the operation of the Hotel, including water and sewer charges;

(vii)	Legal fees relating to Hotel operations (excluding legal fees with respect to employee claims), and real estate tax abatement and appeal services excluding legal fees with respect to employee claims;

(viii)	The costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, functional, decorating, design or construction problems and activities, including reasonable third party fees reasonably deemed necessary by Lessee for the efficient operation of the Hotels;

(ix)	All expenses for marketing and sales, including all expenses of advertising, sales promotion and public relations activities at the Hotels, exclusive of Operator’s marketing manager and similar administrative personnel (which expenses shall be borne by Operator), unless approved by Lessee as submitted in Approved Budget;

(x)	Municipal, county and state license and permit fees;

(xi)	All normal and recurring fees, assessments and charges due and payable under Franchisor Agreements;

(xii)	Centralized Services, such as revenue management, accounting, or other services approved in the operating budget;

(xiii)	Credit card fees, travel agent commissions and other third party reservation fees and charges;

(xiv)	All parking charges and parking rental fees and other expenses associated with revenues received by the Hotels related to parking operations, including valet services;

(xv)	All expenses related to the revenues included in Gross Hotel Income, including without limitation, expenses relating to telephone, vending, television, cable television, pay television and similar services;

(xvi)	The costs of obtaining and keeping in force all licenses or permits (including liquor licenses, if any) necessary for the operation of the Hotel and in complying with governmental laws, rules, regulations, ordinances, orders and requirements;

(xvii)	All reasonable travel expenses, directly related to oversight of the Hotel, of Operator’s supervisory personnel, to include director of engineering, revenue manager and internal auditors (to the extent approved by Lessee) for visits to the Hotels in the performance of their duties hereunder, but not including travel between Operator’s main office and Operator’s regional offices. Travel shall be limited to economy fares;

(xviii)	The costs to send above property supervisory personnel to brand conferences, which costs shall be reimbursed in proportion to the number of Lessee’s hotels associated with the brand conference out of Operator’s total portfolio of hotels managed associated with the specific brand conference. Such percentage of reimbursable costs shall be pre-approved by Lessee prior to the date of the conference;

(xix)	Other potential operating expenses which are budgeted for and approved by Lessee provided they are disclosed in advance to Lessee’s designated representative; and

(xx)	Operator’s Fee, if any.

Operating Expenses shall not include (a) depreciation and amortization except as otherwise provided in this Agreement; (b) debt service; (c) capital expenditures per the Hotel Capital Budget; (d) lease payments to Owner; and (e) all costs, expenses, salaries, wages or other compensation, and any recruitment costs, of any corporate, regional or other headquarters/corporate level employees of Operator, except to the extent such employees are assigned to the Hotel on a temporary basis for at least ten (10) consecutive days to fill a vacant Executive Staff position, in which case a fair and equitable cost and expense of the foregoing shall constitute an Operating Expense; (f) Any expenses of Operator’s principal or branch offices; (g) Any part of Operator’s capital expenses; (h) Operator’s overhead or general expenses, including but not limited to duplicating, stationery and postage expenses incurred at Operator’s principal or branch offices, and Operator’s own fidelity, liability, errors and omissions and casualty insurance, except as may be expressly assumed by Lessee pursuant to the terms of this Agreement; (i) Any expenses for advertising or promotional materials that feature Operator’s name or activities but which do not promote the Hotel, unless and to the extent approved in advance by Lessee to be an Operating Expense; (j) Any travel expenses of Operator, other than those described in clause (xvi) of the definition of Operating Expenses; (k) Any interest or penalty payment with respect to an imposition or lien upon the Hotel imposed on Lessee by reason of (1) the failure of Operator to make a payment required to be made by Operator under this Agreement when the funds therefor were available, or (2) the funds therefor were not available and Operator failed to so notify Lessee; provided, however, that interest or penalty payments for the first five (5) such failures in a Fiscal Year and interest or penalty payments incurred as a result of a good faith decision to contest the imposition or lien, which could not be contested without incurrence thereof, shall be Operating Expenses; (m) Any cost for which Operator is liable under any indemnification or any other provision of this Agreement; and (n) Political or charitable contributions made by Operator on its own behalf without Lessee’s prior written approval.

The parties intend that Operating Expenses shall be computed in a manner consistent with “Hotel and property operations expenses” computation of expenses on the Parent’s Audited Consolidated Statements of Operations.

“Operating Loss” shall mean for any period the amount by which Operating Expenses exceed Gross Hotel Income.

“Operating Supplies” shall mean paper supplies, cleaning materials and similar consumable items.

“Operating Term” shall mean, with respect to any Hotel, the term of this Agreement as set forth in Section 2.01.

“Operator” shall have the meaning set forth in the recitals.

“Operator’s Fee” shall mean a monthly fee equal to 3% of Gross Hotel Income.

“Owners” shall mean the entities described on Exhibit A as it may be amended from time to time as the owners of the Hotels. “Owner” shall mean any entity described on Exhibit A as it may be amended from time to time.

“Parent” shall mean Condor Hospitality Trust, Inc.

“Property” shall mean the Land, the Hotel, all real and personal property now or hereafter situated upon the Land and all appurtenant rights and easements thereto.

“Renewal Term” shall have the meaning set forth in Section 2.01.

“RevPAR” shall mean Hotel occupancy percentage multiplied by average daily rate.

“RevPAR Benchmark” means the Hotel’s RevPAR Index for the trailing 12-months ending on the Commencement Date.

“RevPAR Index” means the RevPAR Index included in the Smith Travel Research Report (“STR Report”).

“STR Report” shall mean Smith Travel Research Report produced for the Hotel by Smith Travel Research or, if Smith Travel Research no longer is in existence, the successor of Smith Travel Research or such other industry resource that is equally as reputable as Smith Travel Research will be substituted, in order to obtain substantially the same result as would be obtained if Smith Travel Research has not ceased to be in existence.

“Unrelated Persons” shall have the meaning set forth in Section 21.09.

“Working Capital Amount” shall be $5,000, which will be distributed by Lessee as necessary.

(b)    Terms with initial capital letters which appear within the foregoing definitions are defined in this Article I or as indicated in this Agreement. Dollars are denominated in U.S. Dollars.

ARTICLE 2

TERM OF AGREEMENT

Section 2.01.    Term.

The term of this Agreement shall commence on the Commencement Date and shall terminate at midnight on March 24, 2020 (the “Initial Term”), subject to earlier termination or extension as set forth herein. This Agreement shall automatically renew for additional two (2) terms of one (1) year each (each, a “Renewal Term”) unless either party gives the other party written notice of termination at least ninety (90) days prior to the end of the Initial Term or the then-current Renewal Term.

ARTICLE 3

OPERATION OF THE HOTELS

Section 3.01.    Representations by Lessee and Operator; Engagement of Operator.

Lessee hereby represents and warrants that any authorization or acts, which it does or grants, are specifically authorized by the Owner under the Lease. Lessee further warrants that it has the requisite power and authority to perform its obligations under this Agreement and Lessee shall notify Operator immediately if the Lease terminates or is no longer in effect.

Operator hereby represents that Operator (i) is experienced and capable and will remain experienced and capable in the management and operation of the hotel in the regions it manages hotels, (ii) has reviewed and understands the terms and provisions of the Lease and the Franchise Agreements and the Hotel Standards, and (iii) will, on the effective date of this Agreement, meet the requirements to be an “eligible independent contractor” under Section 856(d)(9) of the Internal Revenue Code. In reliance on the foregoing representations, Lessee hereby engages Operator to manage and operate the Hotels during the Operating Term and Operator agrees to manage and operate the Hotels during the Operating Term, in accordance with this Agreement. Operator will provide all property management, financial accounting, reporting, marketing and other operational services for the Hotel, including the services of regional operations and regional sales support as necessary for the Hotel and will use commercially reasonable efforts to maximize the operating profitability thereof. Lessee and Operator acknowledge that it is the intention of the parties that the Hotels be operated in a profitable manner and in a manner for comparable hotels operated by a national operator within the Hotel’s market segment, all in accordance with the Hotel Standards. Operator shall diligently pursue all commercially reasonable measures to enable the Hotel to adhere to the Approved Budget.

Section 3.02.    Standards of Operation.

Without limiting the generality of the foregoing, Operator’s engagement under this Agreement shall include the responsibility and authority (subject to the limitations on Operator’s authority set forth in this Agreement), to do the following, at all times in material compliance with the Annual Plan, the Franchise Agreement, the Lease Agreement, Mortgage, if any, Legal Requirements and the Hotel Standard:

(a)    Train, supervise, discharge and determine and pay the compensation, fringe benefits, 401(k) retirement plans and other policies and terms of employment of all personnel as may be reasonably required to provide proper operation, supervision, and management of the Hotel in a professional manner suitable to the character of the Hotel;

(b)    Determine the terms for guest admittance to the Hotel and establish all prices, price schedules, rates and rate schedules for rooms, and other amenities and services provided at or in connection with the Hotel;

(c)    Develop, revise, and implement all prudent policies and practices relating to all aspects of the Hotel, which shall be set forth in one or more policy manuals or other writings, and train and supervise all Hotel employees for compliance with all such policies and practices, including policies and practices relating to: (i) terms and conditions of employment, applicant screening, background checks, selection, hiring, training, supervision, compensation, employee benefits, discipline, dismissal, transfer and replacement; (ii) compliance with laws, including but not limited to anti-discrimination, sexual harassment and Environmental Laws; and (iii) safety procedures, including those relating to the handling of hazardous and other dangerous materials;

(d)    Select, purchase and install all Inventories and Operating Equipment and Supplies for the Hotel, and to the extent set forth in the Approved Capital Budget, but subject to the requirement to obtain Lessee’s specific authorization for expenditures in the Approved Capital Budget exceeding $5,000, or otherwise requested by Lessee, FF&E and other items on the Approved Capital Budget. Without limiting the generality of the foregoing, Operator agrees to maintain the levels of Inventories and Operating Supplies at standards consistent with past practice and the requirements of the Hotel Standard through the date of termination of this Agreement, including the period after a notice of termination of this Agreement has been given by Lessee or Operator;

(e)    Negotiate and enter into service contracts on Lessee’s behalf which are necessary or desirable in the ordinary course of business in operating the Hotel, including, without limitation, contracts for provision of electricity, gas, water, telephone and other utility services, cleaning services, security services, vermin extermination, trash removal, elevator and boiler maintenance, air conditioning maintenance, master television service, laundry and dry cleaning, entertainment satellite systems and other services necessary for operation of the Hotel in accordance with this Agreement. Unless Lessee otherwise elects, all such service contracts shall be entered into in the Lessee’s or Affiliate of Lessee’s or the Hotel name;

(f)    Establish all credit and direct bill policies and ensure compliance with such, in connection with the Hotel;

(g)    Apply for, and obtain and maintain in the name of Lessee or Operator, as required by Legal Requirements and this Agreement, all Permits required of Lessee or Operator in connection with the management and operation of the Hotel;

(h)    Institute and defend in the name of Operator or Lessee (or both), utilizing legal counsel selected by Lessee, any and all legal actions or proceedings (i) involving routine collection litigation and similar matters respecting ordinary day-to-day operations of the Hotel where the amount in controversy is less than $10,000; or (ii) which Lessee shall deem necessary or proper in connection with the operation of the Hotel and requests Operator to institute or defend;

(i)    Establish, supervise and implement a sales and marketing program for the Hotel consistent with the Marketing Plan, and in conjunction therewith, plan, prepare, arrange and contract for all advertising, publicity and promotional activities for the Hotel, including advertising and promotional activities in conjunction with other hotels owned, operated or franchised by Operator and its Affiliates, and all discount and complimentary policies with respect to bona fide travel agents, tourist officials, airline representatives, and employees of Lessee, Lessor, Operator and their Affiliates in accordance with the customary practices of the travel industry;

(j)    Engage such persons, as have been approved by Lessee (in Lessee’s sole discretion) for providing services of a specialist nature (such as legal counsel and independent accountants) related to matters within Operator’s responsibility under this Agreement;

(k)    Perform (or cause to be performed and supervised) such maintenance and repairs to the Hotel as shall be required to maintain the Hotel in all material respects in accordance with the Hotel Standard. Without limiting the generality of the foregoing Operator agrees to perform (or cause to be performed and supervised) all necessary or scheduled repair and maintenance through the date of termination of this Agreement, including the period after a notice of termination of this Agreement has been given by Lessee or Operator;

(l)    Perform any obligations of Lessee under the Lease Agreement and any Mortgage which are applicable to the operation and management of the Hotel;

(m)    Pay all Operating Expenses, including but not limited to Impositions and insurance premiums (whether for insurance maintained in accordance with this Agreement by Lessee, Lessor or Operator);

(n)    Pay all gross receipts, transient occupancy and similar taxes;

(o)    Comply with all Legal Requirements and the requirements of insurance companies which are applicable to the operation and management of the Hotel;

(p)    Perform each and all of the obligations of Lessee and Operator under the Franchise Agreement, communicate directly with Franchisor and provide copies of all written communication between Operator and Franchisor to Lessee;

(q)    Operate and/or lease to third parties selected by Lessee gift and sundry shops, concessions, food and beverage, banquet and room service facilities of the Hotel, provided, that Lessee shall seek Operator’s approval of any such lease, which approval which may be withheld only if Operator can demonstrate that the third party operator is unable to manage the space or facility in a manner consistent with the Hotel Standard;

(r)    Provide for Group Services;

(s)    Do any and all other acts and things as Operator may deem necessary and appropriate to carry out its responsibilities under this Agreement; and

(t)    Comply with the provisions of any covenants, conditions and restrictions recorded against the Hotel.

Section 3.03    Limitations on Operator’s Authority

Operator shall have no authority to do any of the following without Lessee’s prior written approval in each instance, which may be withheld in Lessee’s sole and absolute discretion:

(a)     Borrow money, guaranty the debts of any third person, or mortgage, pledge, grant a security interest in or otherwise encumber all or any part of the Hotel;

(b)     Enter into any lease for the use of any item of FF&E or other property;

(c)    Enter into any agreement, lease, license or concession agreement for office, retail, lobby or other commercial space at the Hotel;

(d)    Incur any liabilities or obligations to third parties which are unrelated to the operation, maintenance and security of the Hotel or to the performance of Operator’s responsibilities under this Agreement;

(e)    Engage in collective bargaining with the bargaining representative or representatives of Hotel employees, enter into collective bargaining agreements, or modify or renew existing Union Agreements, or approve across-the-board wage increases affecting any class of Hotel Employees;

(f)    Enter into any contract or other arrangement (or series of related contracts or arrangements) if (i) the contract or other arrangement would, or are reasonably anticipated to, exceed $10,000 in the aggregate, (ii) the term of such contract or other arrangement is in excess of one year, or (iii) the contract or other arrangement is not terminable by Lessee or Operator without payment or penalty upon not less than thirty (30) days’ notice, or (iv) if the contract is for the employment of any member of the Executive Staff or other Hotel Employee;

(g)    Settle any casualty and insurance claims which involve, or which are reasonably estimated to involve, amounts in excess of $10,000, and any condemnation awards regardless of amount;

(h)    Institute or defend any Legal Proceedings with respect to the Hotel, other than as required by Section 3.02 (h);

(i)    Employ any professional firm for more than $10,000 in the aggregate except as set forth in the Annual Plan, or enter into any arrangement for the employment of any attorney or accountant;

(j)    Prosecute or settle any tax claims or appeals;

(k)    Purchase goods, supplies and services from itself or any Affiliate of Operator, or enter into any other transaction with an Affiliate of Operator, unless (i) such purchase from or other transaction with Operator or any Affiliate of Operator is disclosed in the Annual Plan or (ii) prior to the consummation of such transaction all of the prices and other terms thereof and the identity of the vendor and its relationship to Operator shall have been disclosed to and approved by Lessee, which may be withheld in Lessee’s sole discretion. Lessee may require that the supplier of any goods, supplies or services for the Hotel be selected through competitive bidding by qualified independent third parties, with the transaction being awarded to the lowest bidder. Except to the extent disclosed to Lessee in advance and approved by Lessee in its sole and absolute discretion, neither Operator nor any Affiliate of Operator shall charge or receive any mark-up, profit or purchasing fee on the purchase by or for the Hotel of any goods, supplies or services. Operator shall ensure that the prices and terms of goods and services purchased under such contracts are competitive with the prices and terms of goods and services of equal quality available from others. Operator shall use its best efforts to obtain the maximum available discounts and rebates on purchases and the most favorable terms available. Any allowances, credits, rebates, discounts and the like received with respect to any such purchases shall be for the account of Lessee, and if received by Operator or any of its Affiliates, shall be turned over to Lessee;

(l)    Provide complimentary rooms or services to any guests, employees or other persons except in accordance with Operator’s policies approved by Lessee or for which the business purpose for the benefit of the Hotel is properly documented;

(m)    Acquire on behalf of Lessee any land or any interest therein;

(n)    Consent to any condemnation or participate in any condemnation proceeding relating to the Hotel, the Site or any portion thereof;

(o)    Sell, transfer or otherwise dispose of all or any portion of the Hotel or any capital assets of the Hotel or other interest therein, except for dispositions of FF&E to the extent expressly provided for in the Annual Plan;

(p)    Perform any alterations to the Hotel or any portion thereof except to the extent Operator’s performance of any such alteration shall be expressly provided for in the Annual Plan;

(q)    Take any other action which, under the terms of this Agreement, is prohibited or requires the approval of Lessee;

(r)    Lease or rent any one or more of the Hotel’s ballroom, bar or restaurant for periods in excess of two (2) consecutive weeks; and

(s)    Do or take any other action that shall be contrary to any written directions of Lessee or limitations on Operator’s authority imposed by Lessee pursuant to any other provision of this Agreement.

Section 3.04.    Reservations Services and Revenue Management.

Operator shall use, among other things, the respective Franchisors’ sales and reservations systems and will encourage the use of the Hotel by all recognized sources of hotel business. Operator must comply, at all times, Franchisor’s Revenue Management requirements, which costs will be approved through the Operating Budget.

Section 3.05.    Marketing.

(a)    Operator shall maintain a sales staff dedicated to the Hotels to arrange, contract for and carry out such marketing, advertising, national trade show attendance, and promotion of the Hotel as Operator shall deem advisable and consistent with the Approved Budget and in accordance with the Hotel Standards. Operator will use reasonable effort to ensure that the Hotel shall receive an equitable share of the benefit of the cooperative advertising and promotion reasonably commensurate with its contribution to the costs thereof. The costs thereof shall be equitably allocated by Operator between the Hotel and other participating hotels. Upon Lessee’s request, Operator shall provide reasonable documentation to support such allocations. Operator shall provide Lessee with detailed monthly reports of its marketing, advertising and promotional activities through standard monthly reporting. Each property shall be visited at least once every three (3) months by a member of Operator’s sales leadership team if in approved budget.

(b)    Operator may, consistent with the Approved Budget, and otherwise, with the consent of Lessee, cause the Hotel to participate in sales and promotional campaigns and activities involving complimentary rooms, food and beverages, consistent with customary practices in the travel industry. Operator shall not provide rooms or Hotel facilities at no cash charge or at a discounted cash rate in trade for non-cash consideration or services without the consent of Lessee, not to be unreasonably withheld.

Section 3.06.    Consultations Between Lessee and Operator.

When requested by Lessee, Operator shall, from time to time, render advice and assistance to Lessee and Owner in the negotiation and prosecution of all claims for the reduction of real estate or other taxes or assessments affecting the Hotel and for any award for taking by condemnation or eminent domain affecting the Hotel.

Section 3.07.    Transactions with Affiliates and Other Relationships.

(a)    Except as reflected in the Annual Plan, Operator shall obtain the prior written consent of Lessee (which Lessee may withhold in Lessee’s sole and absolute discretion) prior to contracting with any Affiliate (or companies in which Operator has an ownership or other economic interest if such interest is not sufficient to make such a company an Affiliate) to provide goods and/or services to the Hotel.

(b)    Prior to entering into any contract, agreement or arrangement with respect to one or more of the Hotels pursuant to which Operator may receive rebates, credit card rebates, cash incentives, administration fees, concessions, profit participations, stock or stock options, investment rights or similar payments or economic consideration from or in, as applicable, vendors or suppliers of goods or services (collectively, “Rebates”), Operator shall promptly disclose to Lessee in writing the fact of and the estimated amount of such Rebates, and the charges and other amounts expected to be incurred in connection with any such contracts or agreements (which shall not exceed prevailing market rates with respect to such goods or services). All Rebates associated with the Hotel will accrue to the benefit of Lessee and will be applied against Operating Expenses.

Section 3.08.    Regional Manager.

Operator shall provide the services of one of its experienced management employees to oversee and manage the operations of the Hotels (the “Regional Manager”). Lessee shall have the right to approve the Regional Manager and any successor provided that such approval shall not be unreasonably withheld. The Regional Manager shall meet telephonically with the designated representatives of Lessee at least monthly to discuss operations at the Hotels and consult with Lessee to answer any questions Lessee may have, and to address any concerns of Lessee. Lessee’s representatives shall have the right to meet with the COO of Operator or his/her mutually acceptable alternative on a semi-annual basis to review hotel performance.

Section 3.09.    Certain Expenses.

Operator shall not be entitled to charge Lessee for any of its costs and expenses, except as follows:

(a)    Operator shall not charge tuition for training courses provided by Operator for employees employed at the Hotels or for course materials but shall be reimbursed the cost of course materials developed by third party companies, subject to approval in the Operating Budget. Reasonable travel and housing expenses of trainees shall be included in Operating Expenses, subject to approval in the Operating Budget.

(b)    Travel expenses described in (xvii) of “Operating Expenses” above.

Operator shall be solely responsible and shall reimburse Lessee for re-inspection and/or penalty fees charged by Franchisors following a “failure” or its equivalent in any quality inspection report or brand required score standards unless the failure is for a Capital Improvement that has been previously brought to the attention of the Lessee and Lessee has not corrected at the time of the inspection or if the Operator has exceeded the required brand guest service scores in which case the penalty fees will be paid by Lessee.

ARTICLE 4

INDEPENDENT CONTRACTOR

Section 4.01.    Operator Status.

In the performance of its duties in the administration, management and operation of the Hotel, Operator shall act solely as an independent contractor. Nothing herein shall constitute or be construed to be or create a partnership or joint venture between Lessee and Operator, or be construed to appoint or constitute Operator as an agent of Lessee for any purpose, or be construed to create a lease by Operator of the Hotel or the Property and Operator shall not constitute a tenant or subtenant of Lessee. It is expressly covenanted that this Agreement is no more than an agreement for the rendering of services by Operator on behalf of Lessee in the operation and management of the Hotels.

Section 4.02.    Employees.

Operator agrees that Lessee will have the right to review, interview, approve, or override, the hiring of Hotel General Manager and Director of Sales, such approval shall not be unreasonably withheld. Operator will use all methods at their disposal to find qualified candidates for the above listed positions. If Operator presents three (3) qualified applicants, Lessee must approve one of the three. Operator agrees that if termination of either General Manager or Director of Sales occurs, Operator will put temporary or task force help in those vacated positions to insure continued smooth running operations of Hotel until the vacated position has been filled.

(a)    Each Hotel employee shall be the employee of Operator, or an affiliate company of Operator, and not of Lessee, and every person performing services in connection with this Agreement shall be acting as the employee of Operator (except for any independent contractors engaged by Operator, in accordance with this Agreement), but their salaries and other related expenses shall be an Operating Expense.

(b)    Operator shall provide evidence to Lessee of statutory Worker’s Compensation Insurance and Employer’s Liability Insurance for each such employee. The insurance coverages (including, without limitation, the carrier, policy limits of each and waiver of subrogation endorsements) must be in form, substance and amount satisfactory to Lessee in all respects. Upon request of Lessee, Operator will deliver to Lessee waiver of subrogation endorsements in favor of Lessee.

(c)    The hiring policies and the discharge of employees at the Hotel shall in all respects comply with all applicable laws and regulations, and Operator shall comply with all laws, regulations and ordinances regarding the employment and payment of persons engaged in the operation of each Hotel.

(d)    Lessee shall have the right to participate in any negotiations with labor unions representing employees at the Hotel, and Operator shall not sign any union contracts or card check neutrality agreements covering such employees at the Hotel, which have not been previously approved in writing by Lessee.

Section 4.03.    Employee Expenses.

(a)    All costs of every nature and reasonably available pertaining to all employees at the Hotel, including, without limitation, salaries, benefits, EPLI coverage, the terms of any bonus plan or arrangement, costs incurred in connection with governmental laws and regulations and insurance rules, shall be set forth in the Approved Budget as an Operating Expense.

(b)    Compensation, overhead costs and other expenses of Operator and its Affiliates not specifically provided for herein shall not be Operating Expenses and shall not be payable or reimbursable by Lessee; provided, however, Operator may include in the calculation of Operating Expenses the salary of any of Operator’s employees which have been temporarily transferred to a Hotel to serve that Hotel exclusively; provided, further, that Operator may only include in Operating Expenses that portion of that employee’s salary which is not to exceed 10% of the normal rate charged for that employment position. Operator may also include in the calculation of Operating Expenses reasonable travel costs associated with Operator’s employees which have been temporarily transferred to a Hotel to serve that Hotel exclusively. Lessee shall have the right to approve temporary travel schedule.

Section 4.04.    Employee Benefit Plans.

Operator shall enroll employees at the Hotel in medical and health, life insurance and employee benefit plans which are approved by Lessee, with such approval not to be unreasonably withheld. Operator’s contributions to such plans, reasonable administrative fees, at cost, which may be expended in connection therewith, and reasonable expenses for such plans will be estimated and disclosed to Lessee in advance and provided for in the Approved Budget and will be an Operating Expense. Except as otherwise provided in Section 6.03, all costs referenced in Section 4.03 and this Section 4.04 will be the responsibility of Lessee only to the extent the same are provided for in the Approved Budget. Operator will provide a 401(k) plan as an employee benefit plan. All costs incurred by Operator pursuant to actions taken by Operator at Lessee’s direction will be Operating Expenses.

Section 4.05.    Execution of Agreements.

(a)    Except as provided in Section 4.05(b), Operator shall execute as agent of Lessee leases and other agreements relating to equipment and/or services provided to each Hotel, all of which, unless otherwise approved in writing in advance by Lessee, shall either be a term of one year or less or be cancelable upon not more than thirty (30) days’ written notice by Operator or Lessee without the payment of a penalty or fee. Notwithstanding the foregoing, without the prior written approval of Lessee, Operator shall not enter into any agreement (i) which provides for the payment of sums not authorized by Lessee in an Approved Budget, (ii) which would give rise to a lien upon all or any part of the Property, (iii) which would result in liability to Lessee for sums other than as set forth in the applicable Approved Budget, (iv) to lease any part of any Property, (v) relating to alterations to the exterior, interior or structural design of the Hotel, (vi) which requires an unbudgeted payment of more than $5,000, or in the case of a repair of any payment of more than $1,500 (vii) which is not cancelable by Lessee upon 30 days’ notice or less unless the term of said agreement is one year or less, or (viii) which provides for any automatic renewal terms greater than thirty (30) days. or (ix)contracts for multiple rooms and / or multiple days that (a) exceed a 1-year term and / or (b) exceed 40% of the hotel’s room inventory for a period of 14 days or more, or (c) exceed 50 room nights and have a negotiated net rate of $40 or less for economy properties, and $59 or less for midscale and above, this includes promoting such rates online, in print ads such as coupons. If Operator desires to enter into any agreements requiring the consent of Lessee, Operator shall first send written notice of intent to enter into such agreement to Lessee, and Lessee shall either approve or disapprove within five (5) business days of receipt of such notice. Lessee’s failure to timely respond to said request shall be deemed approval.

(b)    Subject to Lessee’s prior approval of the same and upon Lessee’s request, Operator shall execute, as agent for Lessee, (i) all leases, as sub-lessor, of any space at any Property, and (ii) equipment rental and/or lease agreements which cannot be terminated upon thirty (30) days notice or less without the payment of a penalty or fee. Operator shall exercise its best efforts to obtain in each equipment agreement a right on the part of the lessee of such equipment to terminate the same on thirty (30) days notice or less without the payment of a penalty fee. Notwithstanding anything in this Section 4.05 to the contrary, Lessee reserves the right, exercisable at Lessee’s option, to execute any lease or other agreement relating to equipment and/or services being provided to the Hotel.

ARTICLE 5

INDEMNIFICATION

Section 5.01.    Indemnification by Operator.

Operator shall indemnify and hold Lessee harmless against all claims (including employment related claims by Operator’s employees for employment discrimination, wrongful termination, violations of law and other claims asserted by such employees), demands, actions, liabilities, losses, damages, lawsuits and other proceedings at law or in equity, judgments, awards, commissions, fees, costs and expenses (including, without limitation, attorneys’ fees and expenses), of every kind and nature whatsoever to or of any party connected with, or arising out of, or by reason of any gross negligent act or omission, breach of contract, willful misconduct, or intentional tortious actions by Operator, or any Affiliate of Operator, or any officer or employee, agent, contractor, subcontractor, or other person or entity working for Operator or any Affiliate of Operator, except to the extent that the loss or liability giving rise to such claim was caused directly by breach of this Agreement by Lessee or any of its Affiliates.. The indemnification provisions of this Section 5.01 are subject to the limitations set forth in Section 5.02.

Section 5.02.    Limitations on Indemnification.

None of the indemnifications set forth in Section 5.01 shall be applicable to (1) liability resulting from the design or construction of the Hotel, or (2) that portion of a liability which is covered and paid for by insurance maintained for the Hotel. The standard of performance of which Operator is to be responsible under this Agreement shall be that, reasonably and diligently exercised, of a professional hotel operator. Settlement of a third party claim shall not be prima facie evidence that a party has triggered an indemnification obligation hereunder. Notwithstanding the provisions of Section 5.01 above, neither Lessee nor Operator will assert against the other and each does hereby waive with respect to the other any claims for any losses, damages, liabilities and expenses (including lawyers’ fees and disbursements) incurred or sustained by that party as a result or damage or injury to persons or property arising out of the ownership, operation or management of the Hotels, to the extent that the damage and injury are covered by insurance and the proceeds are actually recovered from the insurer.

Section 5.03.    Indemnification by Lessee.

Lessee shall indemnify and hold Operator harmless against all claims, demands, actions, liabilities, losses, damages, lawsuits and other proceedings at law or in equity, judgments, awards, commissions, fees, costs and expenses (including, without limitation, attorneys’ fees and expenses), of every kind and nature whatsoever to or of any party connected with or arising out of, or by reason of any gross negligent act or omission, breach of contract, willful misconduct, or tortious actions by Lessee or any Affiliate of Lessee, or any officer, employee, agent, contractor, subcontractor, or other person or entity working for Lessee or any Affiliate of Lessee. The indemnification provisions of this Section 5.03 are subject to the limitations set forth in Section 5.02. Lessee will indemnify and hold Operator harmless from all costs, expenses, claims, damages and liabilities, including without limitation, lawyers’ fees and disbursements, arising or resulting from Lessee’s failure following the expiration or earlier termination (for whatever cause) of this Agreement to provide all of the services contracted for in connection with the business booked on commercially reasonable terms for the Hotels on or prior to the date of such expiration or termination. The provisions of this Section will survive any expiration or termination of this Agreement and will be binding upon Lessee and its successors and assigns, including any successor or assign that becomes the beneficial or legal owner of the Hotels after the effective date of any such expiration or termination.

Section 5.04.    Survival of Indemnity.

The provisions of this Article 5 shall survive the expiration or sooner termination of this Agreement with respect to matters arising out of facts or circumstances occurring during the period prior to such expiration or termination.

ARTICLE 6

BUDGETS AND POLICY MEETINGS

Section 6.01.    Budgets.

(a)    No later than October 1 of each year, Operator will prepare and submit (following discussions with Lessee) to Lessee an annual capital budget for each Fiscal Year for each Hotel (the “Hotel Capital Budget”). Notwithstanding the foregoing, for the Fiscal Year in which this Agreement is executed Operator shall manage the Hotels in accordance with the then existing Hotel Capital Budget, which is subject to force majeure. The Hotel Capital Budget will set forth all projected Capital Improvements for such Fiscal Year, which budget shall also be month-to-month as well as annual. The Hotel Capital Budget will be subject to the approval of Lessee, in their sole and absolute discretion. No later than November 1 of each year, Operator shall prepare and submit (following discussions with Lessee) to Lessee an annual operating budget and business plan for the operation of each Hotel for the forthcoming Fiscal Year containing detailed projections of Gross Hotel Income and budgets of Operating Expenses (the “Operating Budget”). Notwithstanding the foregoing, for the Fiscal Year in which this Agreement is executed Operator shall manage the Hotels in accordance with the then existing Operating Budget. The Operating Budget shall be month-to-month as well as annual and shall be in the form designated by Lessee, and approved by Operator, which approval of the form shall not be unreasonably withheld. The Operating Budget and the Hotel Capital Budget shall provide for operating, equipping and maintaining the Hotel in accordance with the Hotel Standards. Contemporaneously with the submission of the Hotel Capital Budget, Operator shall submit to Lessee monthly budgeted occupancy, average daily rate and RevPAR statistics for each hotel. The Operating Budget and the monthly budgeted hotel operating statistics shall contain Operator’s reasonable good faith estimates of the amounts set forth therein. Operator shall provide Lessee, upon request, all details, information and assumptions used in preparing the Hotel Capital Budget and the Operating Budget. Lessee shall be responsible for implementing the Hotel Capital Budget and may, in Lessee’s sole discretion, increase, decrease, delete or modify in any respect any capital expenditure in any Hotel Capital Budget.

(b)    Operator shall review the Hotel Capital Budget and the Operating Budget with Lessee, and upon Lessee’s written approval of the Budget, it shall constitute the Approved Budget for the succeeding Fiscal Year and shall be implemented by Operator. In the event Lessee does not provide Operator with written objections to the Hotel Capital Budget and Operating Budget within 30 days following Lessee’s receipt of the same, they shall be deemed approved. If Lessee objects to any portion of the Hotel Capital Budget or the Operating Budget within 30 days after receipt of the same, or to any portion of the revisions within 20 days after submission of the revisions by Operator to Lessee, the parties hereto will call a special budget meeting to resolve the points of disagreement. In the event that Lessee and Operator are unable to agree on the Operating Budget for a Hotel prior to the commencement of the applicable Fiscal Year, an interim operating budget shall be implemented which will reflect CPI increases for expenses and RevPAR increases based on the appropriate previous 12-month RevPAR growth percentage for the sector in which the Hotel is included, as published by Smith Travel Research, for revenue growth over the prior year’s actual amounts, including automatic increases of any necessary expenses such as Real Estate Tax, franchise fees or insurance.

Section 6.02.    Budget Meetings.

Budget meetings between Lessee and Operator will be held at times as reasonably scheduled by Lessee. At each budget meeting and at any additional meetings during a Fiscal Year called by Lessee, Operator shall consult with Lessee on matters of policy concerning management, sales, room rates, wage scales, personnel, general overall operating procedures, economics and operation and any other matters affecting the operation of the Hotel as requested by Lessee.

ARTICLE 7

OPERATING EXPENSES

Section 7.01.    Payment of Operating Expenses.

(a)    In performing its authorized duties hereunder, Operator shall promptly pay all Operating Expenses, except that if requested by Lessee certain Operating Expenses shall be paid by Operator directly to Lessee for payment by Lessee to the appropriate lender, taxing authority, insurer or other party so identified by Lessee to Operator.

(b)    Subject to Article 5, all reasonable third party Operating Expenses incurred by Operator in performing its authorized duties shall be reimbursed or borne by Lessee; provided that such Operating Expenses are incurred pursuant to and within the limits set forth in an Approved Budget or otherwise pursuant to the terms of this Agreement.

(c)    Notwithstanding anything to the contrary contained herein, (i) Operator is authorized to spend up to an additional ten (10%) percent for any budgeted line item in an Approved Budget for a period not exceeding in the aggregate five percent (5%) of the total Approved Budget, (ii) if there is an increase in revenue over the budgeted line items for revenue in the Approved Budget, the budgeted line items in the Approved Budget for discretionary expenses shall be increased by a corresponding and proportional amount, and (iii) if there is a decrease in revenue under the budgeted line items for revenue in the Approved Budget, the budgeted line items in the Approved Budget for discretionary expenses shall be decreased by a corresponding and proportional amount.

Section 7.02.    Operating Expenses Not an Obligation of Operator.

Except as may be otherwise specifically provided in this Agreement, Operator shall in no event be required to advance any of its own funds for Operating Expenses of the Hotel, nor to incur any liability in connection therewith unless Lessee shall have furnished Operator with funds as required of Lessee under the terms of this Agreement. However, if Lessee has provided funds required of Lessee hereunder, Operator shall advance such funds necessary to pay expenses incurred by Operator in performing its duties and obligations hereunder. Unless agreed to by Lessee in this Agreement, in the Hotel Operating Budget or otherwise in writing in advance, compensation, overhead costs, and other expenses of Operator and its Affiliates shall not be reimbursable to Operator by Lessee.

ARTICLE 8

BANK ACCOUNTS

Section 8.01.    Lessee Revenue Account.

All income, receipts, and proceeds included in the definition of Gross Hotel Income shall be deposited into Lessee Revenue Account.

Section 8.02.    Operating Account

Operator shall establish and maintain one or more separate segregated operating accounts (collectively, the “Operating Account”) at a FDIC insured bank designated by Operator (except to the extent any Lender requires that the Operating Account be held with Lender) for the collection and disbursement of monies in connection with the management and operation of the Hotel. From the Operating Account, Operator shall pay all Operating Expenses, and other costs and expenses relating to the operation of the Hotel as permitted or required to be paid by Operator in accordance with this Agreement before any penalty or interest accrues thereon. The Operating Account shall be a segregated account and at all times shall be in Lessee’s name; provided that Hotel Employees designated by Operator from time to time which shall be bonded or otherwise insured shall be authorized signatories of such account, as shall be representatives of Lessee. All interest earned or accrued on amounts invested from the Operating Account shall be added to the Operating Account.

Section 8.03.    Ownership of Accounts

Lessee shall furnish information necessary for the printing of all Operating Account checks, which will bear the name of the Hotel. All bank accounts (including the Operating Account but excluding the Reserve Fund), bank balances, bank statements, advice, paid checks, blank checks and other related records established in connection with operation of the Hotel or the ownership of the Property shall be the sole property of Lessee and/or any designee of Lessee.

Section 8.04.    Exculpation of Operator

All expenses incurred by Operator in performing its obligations under this Agreement shall be borne by Lessee and, to the extent funds are available, paid out of the Operating Account by Operator. All debts and liabilities to third parties which Operator incurs as Operator under this Agreement, whether incurred in the name of Lessee, Operator or the name of the Hotel or any variation of such name used as a trade name, are and shall be the obligations of Lessee, and Operator shall not be liable for any such obligations by reason of its management, supervision and operation of the Hotel. In the event that funds are not available in the Operating Account to pay any such expenses, debts or liabilities, Lessee shall promptly upon request from Operator, deposit funds in the Operating Account sufficient to pay such expense, debts or liabilities.

Section 8.05.    Reimbursement of Operator

Operator shall be reimbursed for all Out-of-Pocket Expenses and Travel Expenses incurred in rendering services to the Hotel or Lessee to the extent such Out-of-Pocket Expenses and Travel Expenses are provided for in the Annual Budget, required or permitted by this Agreement or otherwise approved by Lessee, which approval shall not be unreasonably withheld, conditioned or delayed. Nothing in this Agreement, however, shall require Operator to advance or otherwise expend any of its own funds in connection with the operation of the Hotel or ownership of the Property. If Operator pays any amount for which Lessee is responsible under this Agreement, Operator shall be entitled to reimbursement thereof by Lessee. Operator may pay to itself the Out- of-Pocket Expenses and Travel Expenses or other reimbursements from the Operating Account, with Lessee’s approval. The Out-of-Pocket Expenses and Travel Expenses shall be payable to Operator monthly, in arrears. Operator shall also be reimbursed for all reasonable costs and expenses incurred in taking over management of the Hotel in accordance with the pre-opening budget, such reimbursement to be paid within fifteen (15) days after Operator delivers and invoice therefore.

Operator may also reimburse itself for reasonable third party out of pocket costs and expenses incurred by Operator, Operator’s Affiliates or personnel of Operator’s Affiliates, as the case may be, in the course of Operator fulfilling the duties described in this Agreement including, without limitation, delivery charges, Group Services, attendance at training programs and travel expenses. Lessee agrees to reimburse Operator for costs associated with corporate accounting services by paying an accounting fee of $1,000 per accounting period or any portion thereof and this fee may be adjusted annually based on budget, but shall in no instance be less than $1,000.00 per accounting period. Lessee agrees to reimburse Operator for costs associated with corporate revenue management services by paying a revenue management fee of $1,000 per accounting period or any portion thereof and this fee may be adjusted annually based on budget, but shall in no instance be less than $1,000.00 per accounting period.

Section 8.06.    Working Capital Funds

Lessee further agrees to provide funds to Operator sufficient to maintain a cash balance in the Operating Account equal to or greater than the Working Capital Amount, which amount shall be used by Operator solely in connection with operation of the Hotel and performance of the responsibilities of Operator under this Agreement. If Operator notifies Lessee that funds in the Operating Account are less than the Working Capital Amount, Lessee shall promptly, but in no event later than five (5) Business Days after receipt of such notice from Operator, provide sufficient funds to bring the balance of the Operating Account up to the Working Capital Amount.

ARTICLE 9

BOOKS, RECORDS AND STATEMENTS

Section 9.01.    Books and Records.

(a)    Operator shall keep full and adequate books of account and other records reflecting the results of operation of the Hotel on an accrual basis, all in accordance with GAAP.

(b)    Except for the books and records which may be kept in Operator’s home office or other location approved by Lessee the books of account and all other records relating to or reflecting the operation of the Hotel shall be kept at the Hotel. All such books and records pertaining to the Hotel, including, without limitation, books of account, guest records and front office records, at all times shall be the property of Lessee and, except for books of account, accounts payable invoices, night audit packages, deposit records and similar documents which may be sent to Operator’s accounting department shall not be removed from any Hotel by Operator without Lessee’s written approval and consent. All books and records pertaining to the Hotel and of Operator (including all budgetary records of Operator), wherever kept, shall be available to Lessee and its representatives at all reasonable times for examination, audit, inspection, transcription and copying. Operator shall not remove, destroy or delete any books and records of the Hotels without the prior written consent of Lessee. Upon any termination of this

Agreement, all of such books and records pertaining to the Hotel forthwith shall be turned over to Lessee so as to ensure the orderly continuance of the operation of the Hotel, but such books and records shall be available to Operator for a period of five (5) years at all reasonable times for inspection, audit, examination, and transcription of particulars relating to the period in which Operator managed the Hotel.

Section 9.02.    Statements.

(a)    Operator shall deliver to Lessee by the eighth (8th) business day following the last day of each month, for each Hotel, a monthly report of the state of the business and affairs of the operation of the Hotel for the immediately preceding month and for the Fiscal Year to date. Such reports shall include at least (i) a balance sheet account reconciliation including all intercompany accounts, (ii) a profit and loss statement, comparing current month and Fiscal Year-to-date profit, loss, and operating expenses to the Approved Budget and the prior year and comparing current month, quarter and Fiscal Year-to-date average daily rate, occupancy and RevPAR to the Approved Budget and the prior year, (iii) a statement which details the computation of all fees payable to Operator for the month and quarter, (iv) the balance of all bank accounts, and (v) an adjusting statement showing the actual cash position of the Hotel for the month, quarter and Fiscal Year-to-date. Additionally, Operator shall deliver to Lessee fifteen (15) business days following the end of each month and fifteen (15) business days following the end of each quarter a written narrative discussing any of the aforementioned reports and year-to-date variances from the Approved Budget, without thereby implying Lessee’s approval of such variance.

(b)    Such reports and statements (i) shall be in form and in detail satisfactory to Lessee as reasonably requested by Lessee and consistent with standard hotel reporting procedures, (ii) shall be taken from the books and records maintained by Operator in the manner hereinabove specified, and (iii) if requested by Lessee, shall be in electronic form.

(c)    Within sixty (60) days after the end of each Fiscal Year, Operator shall deliver to Lessee reviewed financial statements for Operator, and, if requested by Lessee, within thirty (30) days after the end of each quarter of each Fiscal Year, Operator shall prepare and deliver to Lessee unaudited financial statements for Operator.

(d)    In addition, Operator shall timely deliver to Lessee a copy of (i) a monthly STAR report from Smith Travel Research for each Hotel, where available (which Operator hereby agrees to order with respect to each Hotel and provide to Lessee), (ii) each Guest Satisfaction report, (iii) upon receipt, each Franchisor inspection report, and (iv) such other reports or information in such form as may be reasonably requested by Lessee. Any out-of-pocket costs incurred by Operator to generate such reports will be included in Operating Expenses

(e)    Operator agrees to annually have accounting and operations practices reviewed by a certified person or entity in order to provide Lessee with verification of a Type 2 SOC 1 Report, Report on Controls at a Service Organization Relevant to User Entities’ Internal Control over Financial Reporting. This report is to be prepared under Statement on Standards for Attest Engagements 16 (SSAE 16) as promulgated by the AICPA. If the standards of the AICPA change, the operator agrees to comply with revisions of these standards.

(f)    Operator shall use the accounting software and payroll processor specified in Exhibit A-2.

ARTICLE 10

OPERATOR’S FEE AND TRANSFERS TO LESSEE

Section 10.01.    Payment of Operator’s Fee.

Within three (3) business days after the delivery to Lessee of the monthly report required by Section 9.02, Operator shall be paid the Operator’s Fee by Lessee for the immediately prior month, based upon Gross Hotel Income for the immediately prior month, as determined from the books and records referred to in Article 9.

ARTICLE 11

REPAIRS AND MAINTENANCE

Subject to the provisions of the Approved Budget, Operator shall from time to time make such expenditures for repairs and maintenance as are necessary to keep the Hotel in good operating condition in accordance with the Hotel Standards. If any repairs or maintenance shall be made necessary by any condition against the occurrence of which Operator, Lessee has received the guaranty or warranty of any contractor for the building of the Hotel or of any supplier of labor or materials for the construction of the Hotel, then Operator shall, on Lessee’s request, cooperate with Lessee in invoking such guarantees or warranties. Notwithstanding the Approved Budget, Lessee may from time to time at its expense make such alterations, additions, or improvements (including structural changes or repairs) in or to the Hotel as they deem desirable, in their sole discretion and responsibility, for the efficient operation of the Hotels.

ARTICLE 12

INSURANCE

Section 12.01.    General.

Lessee and/or Owner shall maintain insurance policies with respect to the Hotels as set forth below. Operator agrees to cooperate with Lessee and/or Owner in obtaining any such insurance. Operator further agrees to provide Lessee with detailed summaries of their Worker’s Compensation, Auto Liability, Cyber and Employment Practices Liability insurance policies and endorsements upon renewal.

Section 12.02.    Workers’ Compensation and Other Employment Insurance.

Operator shall obtain, and the Hotel Operating Budget shall include, as an Operating Expense, Workers’ Compensation, in compliance with state law in the state of operation of each Hotel, including Employers’ Liability with minimum limits of $1,000,000 each accident. Such policy shall include an Alternate Employer Endorsement naming Lessee and/or Owner, and shall provide for a Waiver of Subrogation in favor of Lessee.

Section 12.03.    Approval of Companies and Cost by Lessee.

All insurance provided by Lessee and/or Owner shall be with such insurance company or companies as may be selected by Lessee. Lessee will obtain all insurance but, upon the request of Lessee and/or Owner not less than one hundred twenty (120) days prior to the coverage date, Operator will obtain such insurance, subject to Lessee’s approval of the insurance companies and coverages. Comprehensive general liability insurance and such other liability insurance as may be obtained or afforded shall be in the name of Lessee and/or Owner, and shall name Operator as an additional named insured as respects liability arising from the operation, maintenance and use of the Hotel and operations incidental thereto. All property insurance policies shall be endorsed specifically to the effect that the proceeds of any building, contents or business interruption insurance shall be made payable to Lessee and/or Owner. Operator shall provide proper evidence of insurance required by Operator to Lessee and/or Owner annually. Such policies shall require a minimum of 30 days’ notice to Lessee in the case of cancellation, for any reason, if allowed by insurance carrier.

Section 12.04.    Maintenance of Coverages.

Lessee and/or Owner shall hold all insurance policies obtained hereunder, and certificates of such policies, if any, shall be delivered to each of Lessee and/or Owner and Operator.

Section 12.05.    Waiver of Subrogation.

To the extent obtainable from carriers and to the extent that endorsement forms are approved by the Insurance Commissioner (or comparable office or department) of the state in which the Hotel is located, all policies of property insurance shall provide that the insurance companies will have no rights to subrogation against Lessee and/or Owner or Operator or the agents or employees thereof.

Section 12.06.    Blanket Coverage.

Lessee and/or Owner reserves the right to provide any insurance referenced in this Article 12 by one or more so-called “blanket” or “umbrella” policies of insurance. Operator further acknowledges that the insurance coverage of the Hotel may be part of the general insurance plan of Lessee or Owner or of any of their affiliates. Lessee and/or Owner may elect to obtain any of the insurance coverages set forth in this Article 12 with a “deductible loss” clause providing for per occurrence deductibles.

Section 12.07.    Employment Practice Liability

Operator shall obtain EPL coverage insuring against potential claims against Operator by Operator’s employees, for employment related claims. Such coverage shall have a minimum limit of $2,000,000, and shall name Lessee and/or Owner as additional insured.

Section 12.08.    Cyber/Network/Privacy Liability.

Lessee and/or Owner shall obtain Cyber/Network/Privacy insurance against potential claims against Operator and Lessee and/or Owner by third parties or a governmental authority arising from unauthorized access, unauthorized use, theft of data, virus transmission, denial of service, internet liability and failure to protect privacy and intellectual property in connection with and arising out of the design, development and use of any systems utilized to operate and maintain the services, premises and operations of the Hotels, with minimum limits of $1,000,000 per occurrence/aggregate.

Section 12.09.    Liquor Liability.

Operator shall obtain Liquor Legal Liability insurance against potential claims by third parties arising out of the serving of liquor, if applicable to any Hotel. Coverages shall be in amount of minimum limits of $1,000,000 per occurrence, and shall include Lessee and/or Owner as additional insured.

Section 12.10.    Automobile Liability.

(a)    Lessee and/or Owner shall obtain Automobile Liability insuring against third party liability claims arising from the use of Lessee owned automobiles, with minimum limits of $1,000,000 each accident. Such coverage shall include the Operator as Additional Insured as respects liability arising from the use of such automobiles in connection with the Hotel and operations incidental thereto. Coverage shall include a Waiver of Subrogation in favor of Operator.

(b)    Operator shall obtain Operator-Owned, Non-Owned and Hired Automobile Liability and Physical Damage insuring against third party liability and damage of such vehicles, when such vehicles are used hired or rented by employees of Operator, with minimum limits of liability $1,000,000 each accident. Coverage shall include a Waiver of Subrogation in favor of Lessee and/or Owner.

Section 12.11.    General Liability.

Lessee and/or Owner shall obtain General Liability insuring against third party liability claims with minimum limits of $1,000,000 each occurrence/$2,000,000 aggregate. Such coverage shall include the Operator as Additional Insured as respects liability arising from the operation, maintenance, and use of the Hotel and operations incidental thereto. Lessee and/or Owner also agree to maintain Umbrella Liability Policy with a minimum limit of $10,000,000.00.

Section 12.12.    Property.

Lessee and/or Owner shall obtain Property insurance and Business Interruption insurance insuring the Hotel properties, as determined appropriate by Lessee and/or Owner. Coverage shall include a Waiver of Subrogation in favor of Operator.

Section 12.13.    Crime.

Lessee and/or Owner shall obtain Crime coverage insuring against the dishonest acts & theft of Lessee’s and/or Owner’s and Lessee’s customers’ personal property by Operator’s employees.

ARTICLE 13

PROPERTY TAXES, LOCAL TAXES, LEVIES AND OTHER ASSESSMENTS

Section 13.01.    Property Taxes.

At Lessee’s request, Operator shall pay from the Hotel Operating Account prior to the dates the same become delinquent, with the right upon Lessee’s request to pay the same in installments to the extent permitted by law, all real and personal property taxes levied against the Property or any of its component parts.

Section 13.02.    Lessee’s Right to Contest.

Notwithstanding the foregoing, Lessee may contest the validity or the amount of any real or personal tax or assessment. Operator agrees to cooperate with Lessee and execute any documents or pleadings required for such purpose.

ARTICLE 14

DAMAGE OR DESTRUCTION - CONDEMNATION

Section 14.01.    Damage.

If at any time during the Operating Term the Hotel or any portion thereof should be damaged or destroyed, Lessee shall have the respective rights and obligations provided in the Lease with respect to damage or destruction. In the event the Hotel is not repaired, rebuilt or replaced, Lessee may terminate this Agreement by written notice to Operator, effective as of the date sent and the parties shall treat such termination as if it were in connection with the sale of the Hotel in accordance with Section 16.03.

Section 14.02.    Condemnation.

If at any time during the Operating Term the whole or any part of the Property shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding or sale in lieu thereof by any competent authority, or if such a portion thereof shall be taken or condemned as to make it imprudent or unreasonable to use the remaining portion as a hotel of the type and class immediately preceding such taking or condemnation, then the parties shall treat such termination as if it were in connection with the sale of Hotel in accordance with Section 16.03. Operator shall have no right to the award from the taking or condemning authority in any such proceeding; provided, however, that this shall not prevent Operator from making a separate claim against the condemning authority for loss of its business or profits.

ARTICLE 15

USE OF NAME

During the term of this Agreement, each Hotel shall at all times be known by such name as from time to time may be selected by Lessee.

ARTICLE 16

TERMINATION

Section 16.01.    Inspection Failure.

If Operator fails two consecutive Franchisor’s quality inspections (“Inspection”), for reasons other than capital related issues, Lessee may terminate this Agreement and such termination shall be by delivery of written notice by Lessee to Operator not less than sixty (60) days prior to the effective date of termination. Additionally, Lessee reserves the right, at its sole and absolute discretion, to request an extra Inspection on the Hotel after Operator has failed an Inspection, for reasons other than capital related items, and if Operator fails the extra Inspection this will qualify as two consecutive fails of Inspections and Lessee may terminate this Agreement and such termination shall be by delivery of written notice by Lessee to Operator not less than thirty (30) days prior to the effective date of termination. Lessee will be responsible for any additional fee required by Franchisor for said extra Inspection.

Section 16.02.    Performance Failure.

(a)    If a Hotel fails to achieve as of the end of any Fiscal Year (i) actual NOI of at least 90% of the budgeted NOI, and (ii) 90% of such Hotel’s previous years running (12) month RevPAR index (as measured by STR) for such Fiscal Year (collectively, an “Individual Hotel Performance Failure”), subject to the cure periods below, Lessee may terminate this Agreement with respect to such Hotel upon sixty (60) days prior written notice to Operator. The effectiveness of any such notice of termination, however, shall be stayed until completion of the following applicable cure periods.

If the Hotel Performance Failure occurs with respect to a Fiscal Year, but the Hotel achieves as of the end of the immediately following three (3) months actual NOI of at least 100% of the budgeted NOI for such Hotel for such three (3) months, and 100% of such Hotel’s previous years running (3) month RevPAR index (as measured by STR), then the Individual Hotel Performance Failure shall be deemed cured and Lessee shall have no right to terminate for such Individual Hotel Performance Failure (and any notice of termination with respect thereto shall be deemed null and void).

(b)    If the Hotel, after the Operator has managed the Hotel for a consecutive twelve (12) month period, at any point, has a negative RevPAR change versus its competitive set, as of the date hereof, as measured by the monthly STR Report of greater than 10% for a running (12) month period (“Negative RevPAR Individual Hotel Performance Failure”), subject to the cure periods below, Lessee may terminate this Agreement with respect to the individual Hotel upon sixty (60) days prior written notice to Operator. The effectiveness of such notice of termination however, shall be stayed until completion of the following applicable cure period.

If the Hotel’s performance, as measured by the monthly STR Report, for the following three (3) consecutive month period after notice of termination is provided, has a positive RevPAR change versus its competitive set, then the Negative RevPAR Individual Hotel Performance Failure shall be deemed cured and Lessee shall have no right to terminate for such Negative RevPAR Individual Hotel Performance Failure (and any notice of termination with respect thereto shall be deemed null and void). If, however, the Hotel’s performance at any given period after termination has been cured, as measured by the monthly STR Report for the following twelve (12) month period, again becomes greater than negative 10% change against the individual Hotel’s competitive set as measured by the running twelve (12) month period, Lessee may terminate this Agreement with respect to the individual Hotel upon sixty (60) days prior written notice and Operator shall no longer have the option to cure.

Section 16.03.    Sale of Hotel.

Lessee may sell or otherwise dispose of the Hotel to any other person, partnership, firm or corporation at any time. In such event during the Operating Term, Lessee may notify Operator in writing no less than sixty (60) days prior to any such sale of the Hotel and this Agreement shall terminate with respect to the Hotel upon the closing of the sale. Upon the sale of the hotel by the Lessee, Operator will be entitled to an Operator Fee equivalent to the monthly average of the preceding twelve (12) months Operator Fee for a sixty (60) day period after the sale.

Section 16.04.    Bad Acts

This agreement may be terminated with a sixty (60) day notice should Operator commit an act of fraud, criminal conduct, misappropriation of funds, dishonesty, or willful misconduct of the manager in connection with the management and operation of the Hotel. Such acts will be considered “bad person” acts and will result in immediate termination of Operator with no recourse against Lessee or Owner.

Section 16.05.    Optional Termination.

This Agreement may be terminated by Lessee at any time without a reason upon no less than sixty (60) days prior notice to Operator, and Lessee shall pay Operator a termination fee with respect to any such Hotel equal to the lesser of: 1) 50% of the Operator’s Fee paid with respect to the Hotel during the trailing twelve (12) months prior to the relevant termination (which may include Operator’s Fees for the Hotel for periods prior to the Commencement Date) or, 2) 50% of the average monthly Operator’s Fee over the trailing twelve (12) months prior to the relevant termination multiplied by the number of months remaining of the then Initial Term or Renewal Term.

Section 16.06.    Lessee Change of Control.

This Agreement may be terminated by Lessee or Operator upon a change of control of Lessee (as defined below) during the Operating Term. Said termination will be exercised by delivery of written notice to the other party not less than sixty (60) days prior to the effective date of termination which notice shall set forth the effective date of termination. For purposes hereof, a “change of control” shall be deemed to have occurred if, during the Operating Term, any of the following events occurs:

(i)	any “person”, as that term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes, is discovered to be, or files a report on Schedule 13D or 14D-1 (or any successor schedule, form or report) disclosing that such person is, a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of Condor Hospitality Trust, Inc., the parent of Lessee (the “Parent”) representing 50% or more of the combined voting power of the Parent’s then outstanding securities entitled to vote generally in the election of directors;

(ii)	individuals who, as of the date of this Agreement, constitute the Board of Directors of the Parent or their duly elected successors cease for any reason to constitute at least a majority of the Board of Directors of the Parent;

(iii)	the Parent is merged, consolidated or reorganized into or with another corporation or other legal person, or securities of the Parent are exchanged for securities of another corporation or other legal person, and immediately after such merger, consolidation, reorganization or exchange less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Parent immediately prior to such transaction; or

(iv)	the Parent in any transaction or series of related transactions, sells all or substantially all of its assets to any other corporation or other legal person and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or sales are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Parent immediately prior to such sale.

In the event Lessee terminates this Agreement solely in accordance with this Section 16.06, Lessee shall pay Operator a termination fee equal to 50% of the Operator’s Fee paid to Operator during a number of months prior to the notice of termination multiplied by the lesser of twelve (12) months or the number of months otherwise remaining of the then Initial Term or Renewal Term.

Section 16.07.    Operator Change of Control.

This Agreement may be terminated by Lessee upon a change of control of Operator (as defined below) during the Operating Term. Said termination will be exercised by delivery of written notice to the Operator, such notice to be provided within sixty (60) days following the Lessee being made aware of the event giving rise to the change of control and not less than thirty (30) days prior to the effective date of termination which notice shall set forth the effective date of termination; provided that, in the event such written notice to Operator is not provided in accordance within the terms of this sentence, the Lessee shall be deemed to have waived any rights to terminate this Agreement with respect to the particular change of control giving rise to the required notice. For purposes hereof, a “change of control of Operator” shall mean (i) a change of fifty percent or more of the voting control of Operator or any of its owner entities or (ii) a substantial change in the current management of Operator.

In addition to the rights and remedies otherwise available to the Parties at law or in equity, the following provisions will apply following termination of this Agreement pursuant to Article 14 or any other provision of this Agreement:

(a)    Operator shall quit, vacate, surrender, and deliver to Lessee peacefully and promptly the Hotel and all Permits and all books, records, accounts, contracts, keys, Working Capital, and all other pertinent and necessary documents and records pertaining to the Hotel and the operation thereof. If any Permits, including but not limited to any liquor license, is issued to Operator or any of its Affiliates, Operator shall, to the extent permitted by Legal Requirements, assign or cause its Affiliate holding any such Permits to assign to Lessee or its designee all of the interest of Operator or its Affiliates in such Permits and the Hotel liquor inventory without charge (other than any out of pocket expenses of the assignment, which shall be Operating Expenses), or (if such assignment is not permitted by applicable law) to use reasonable efforts to provide Lessee or Lessee’s designee with the use and benefits of such Permits and Hotel liquor inventory until such time (not to exceed 180 days) as Lessee and/or its designee are able to obtain new Permits; provided that Lessee shall indemnify, defend and hold harmless Operator and its Affiliates from claims and liabilities arising from the post-termination use of such Permits;

(b)    Operator shall deliver to Lessee any and all of Lessee’s properties and assets within the possession of Operator, including keys, locks and safe combinations, files, correspondence, information regarding group bookings, reservation lists, ledgers, bank statements for the Operating Account and FF&E Reserve, accounting books and records, all electronic data maintained by Operator relating to the Hotel (which data shall be delivered on computer disc in a format that is accessible and readable by Lessee’s then current computer systems), insurance policies, bonds and other documents, agreements, leases, licenses, records and plans (including, without limitation, the as-built or record set plans) relating to the operation of the Hotel, provided that Operator may retain possession of copies of any of the foregoing;

(c)    Operator shall keep confidential all information concerning the Hotel obtained by Operator or in Operator’s possession, and not use any of it for its own account, for the account of others or in any other manner that would directly or indirectly compete with the Hotel;

(d)    Operator shall remit to Lessee the balance (if any) of the Operating Account and the FF&E Reserve, after computation and disbursement to Operator of all accrued and unpaid Management Fees and Operating Expenses reimbursable to Operator;

(e)    As expeditiously as reasonably possible, prepare and deliver to Lessee the financial reports required under this Agreement with respect to the final Accounting Period and Fiscal Year and remit to Lessee the amount (if any) shown as owing to Lessee in the final financial statements on account of previously overpaid Management Fee, Operating Expenses reimbursable to Operator or other payments due under this Agreement; and

(f)    Operator shall do all acts and execute and deliver all documents reasonably requested by Lessee in connection with the transfer, all without consideration therefor, and otherwise reasonably cooperate with Lessee and any successor operator to insure or facilitate orderly continuation of the business of the Hotel;

(g)    The rights and liabilities of the Parties having accrued prior to termination of this Agreement shall continue;

(h)    Operator will turn over possession of the Hotel in a clean, safe and secure manner;

(i)    Prior to termination, Operator agrees to maintain operating inventories at standards consistent with past practice and the Hotel pursuant to the Annual Plan and existing repair and maintenance schedules;

(j)    Lessee, at its option, may install a shadow management team in the Hotel during the ten (10) day period immediately preceding the termination date to have daily access to the Hotel and its books and records; provided that such team shall not (a) unreasonably interfere with the management and operations of the Hotel, and (b) consist of more than ten (10) members. Lessee shall use its reasonable efforts to cause the entity that succeeds Operator to hire a sufficient number of Hotel Employees to avoid a WARN Act violation;

(k)    Operator shall at all times fully co-operate with and explain all aspects of the business and operation of the Hotel to Lessee or any persons authorized by Lessee to allow Lessee or such persons to successfully and efficiently conduct the business after the expiration of the Term.

Section 16.08.     Bookings Beyond Expiration of Term.

Operator shall diligently discharge all its obligations under this Agreement during the whole of the Term, and in particular shall continue to advertise and promote the Hotel and actively seek and accept bookings notwithstanding that they are to occur after the expiration of the Term. Lessee shall be responsible on its own account for all costs, charges and commissions payable for bookings made by Operator in the ordinary course of business of the Hotel, which are for dates after the expiration of the Term.

Section 16.09.    Tax Law Change.

Lessee may terminate this Agreement upon sixty (60) days’ notice to Operator if Lessee ceases to be qualified as a real estate investment trust or if the United States tax laws change to allow a hotel REIT to self-manage its properties. In such event, Lessee shall pay Operator a termination fee equal to 50% of the Operator’s Fee paid to Operator during a number of months prior to the notice of termination multiplied by the lesser of twelve (12) months or the number of months otherwise remaining of the then Initial Term or Renewal Term.

Section 16.10.    Default or Termination of Alcohol Concession and Lease Agreement

If Operator or its Affiliate chooses to exercise its option to terminate the Concession Agreement, or if Lessee terminates the Concession Agreement based upon default of Concession Lessee under the Concession Agreement, Lessee may terminate this Agreement and such termination shall be by delivery of written notice by Lessee to Operator not less than ninety (90) days prior to the effective date of the termination.

In the event the Concession Agreement is terminated, the parties agree to work together in good faith to make reasonable revisions to this Agreement, which might be necessary due to the termination

Section 16.11.    Termination Fees.

Except as provided in Sections 16.03, 16.05, 16.06 and 16.09, Operator shall not be entitled to a termination fee or compensation in the event this agreement is terminated for a Hotel or Hotels by Lessee.

ARTICLE 17

DEFAULT AND REMEDIES

Section 17.01.    Events of Default- Remedies.

(a)    The following shall constitute Events of Default:

(1)    The failure of Operator to diligently and efficiently operate the Hotel in accordance with the provisions of this Agreement;

(2)    The failure of Operator to pay any amount to Lessee provided for herein for a period of five (5) days after written notice by Lessee of failure to pay such sum when payable;

(3)    The failure of Lessee to pay any amount to Operator provided for herein for a period of five (5) days after written notice by Operator of failure to pay such sum when payable;

(4)    The filing of a voluntary petition in suspension of payments, bankruptcy or insolvency by either Lessee or Operator or any entity which owns or controls such party or if any such party otherwise voluntarily avails itself of any federal or state laws for the relief of debtors or admits in writing its inability to pay its debts as they become due;

(5)    The consent to an involuntary petition in bankruptcy or the failure to vacate within sixty (60) days from the date of entry thereof any order approving an involuntary petition by or against either Lessee or Operator;

(6)    The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Lessee or Operator a bankrupt or insolvent or appointing a judicial receiver, trustee or liquidator of all or a substantial part of such party’s assets, and such order, judgment or decree shall continue unstayed and in effect for a period of one hundred twenty (120) consecutive days;

(7)    The failure of either Lessee or Operator to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of any such default for a period of thirty (30) days after written notice of such failure;

(8)    Default or termination of the franchise license for a Hotel as a result of any action, or failure to act, on the part of Operator;

(9)    Failure by Operator to pay, when due, the accounts payable for the Hotels for which Lessee had previously reimbursed Operator.

(10)    Hotel receives a “failure” or its equivalent in any quality inspection report from any of the Franchisors, if such deficiencies are within Operator’s reasonable control.

(11)    Failure by Operator to execute any and all subordination agreements, estoppel certificates and other documents requested by Lessee and/or the Holder to further evidence the subordination of this Agreement and Operator’s rights hereunder.

(b)    Upon the occurrence of any Event of Default, the non-defaulting party shall give to the defaulting party notice of its intention to terminate this Agreement after the expiration of a period of ten (10) days from such date of notice and, upon the expiration of such period, this Agreement shall terminate and expire without penalty. If, however, with respect to the Events of Default referred to in items (1), (4), (5), (6), (7), (9) (10) and (11) of subsection (a) above, unless a specific right of termination is specified elsewhere in this Agreement for the event in question, upon receipt of such notice, the defaulting party shall promptly and with all due diligence cure the default or take and continue action to cure such default within such ten (10) day period; provided, in the case of an event described in Section 17.01(a)(10), and subject to Lessee’s termination rights pursuant to Section 16.01, the Operator shall cure such default by receipt of a favorable quality inspection report upon an inspection by the Franchisor within six (6) months following the failed inspection. If such default shall not be capable of being cured within such ten (10) day period, then provided the defaulting party diligently pursues the cure of such default, such party shall have an additional five (5) days to cure any such default unless otherwise extended by the non-defaulting party. The procedure set forth in the preceding two sentences shall not be available for the curing of any default under items (2), (3) or (8) of subsection (a) above. In the event such default is not cured by the expiration of such period, the non-defaulting period may terminate this Agreement effective upon expiration of such period without penalty or payment of any fee.

Section 17.02.    Rights Not Exclusive.

(a)    The rights granted under this Article 17 shall not be in substitution for, but shall be, except as otherwise provided in this Agreement, in addition to any and all rights and remedies for breach of contract granted by applicable provisions of law; provided, however, upon any termination of this Agreement by Operator or Lessee as provided in this Agreement, Operator shall be entitled to recover only such sums as are owing to or which accrued for the benefit of Operator under this Agreement up to or on the date of any such termination and in no event will Operator have any claim or cause of action for “future profits,” damages resulting from termination or otherwise under this Agreement.

(b)    No failure of Operator or Lessee to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument signed by both Lessee and Operator. No waiver of any breach shall affect or alter this Agreement but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

ARTICLE 18

NOTICES

Section 18.01.    Notices.

(a)    Any notice, statement or demand required to be given under this Agreement shall be in writing and shall be delivered by certified or registered mail, postage prepaid, return receipt requested, or by overnight delivery with proof of delivery, or by facsimile with receipt of transmission, addressed to the parties hereto at their respective addresses listed below:

(1)    Notices to Lessee shall be addressed:

Condor Hospitality Trust, Inc.

1800 West Pasewalk Avenue, Suite 200

Norfolk, NE 68702-1448

Attention: J. William Blackham, CEO

Facsimile: (402) 371-4229

(2)    Notices to Operator shall be addressed:

Vista Host Inc.

10370 Richmond Ave. #150

Houston, TX 77042

Attention: Michael V. Harrell

Facsimile: 713-267-5820

(b)    All notices, statements, demands and requests shall be effective three (3) days after being deposited in the United States mail or one day after being sent by overnight delivery or by facsimile. However, the time period in which a response to any such notice, statement, demand or request must be given shall commence to run from date of receipt by the addressee thereof as shown on the return receipt of the notice, statement, demand or request, but in all events not later than the tenth (10th) day after it shall have been mailed as required herein.

(c)    By giving to the other party at least thirty (30) days written notice thereof, either party shall have the right from time to time and at any time during the Operating Term to change their respective addresses for notices, statements, demands and requests, provided such new address shall be within the United States of America.

ARTICLE 19

ASSIGNMENT

Section 19.01.    No Assignment by Operator.

Notwithstanding anything to the contrary set forth in this Agreement, without the prior written consent of Lessee (which consent may be withheld in Lessee’s sole and absolute discretion), Operator shall have no right to sell, transfer or assign (or permit the sale, transfer or assignment of) any of its rights, duties or obligations under this Agreement in any manner, either directly or indirectly, voluntarily, or by operation of law.

Section 19.02.    Assignment by Lessee.

Lessee may transfer or assign its rights and obligations under this Agreement without the consent of Operator but shall deliver to Operator written notice of such transfer or assignment not less than ten (10) days prior to the effective date thereof; provided, however, in the event of the assignment of this Agreement to a party that is not an Affiliate, Operator shall have the right to terminate this Agreement within fifteen (15) days after receipt of written notice of such assignment, which termination will be effective within thirty (30) days of Lessee’s receipt of such termination notice. Any transfer or assignment of this Agreement by Lessee shall include an express assumption by the transferee or assignee of Lessee’s obligations hereunder. Nothing herein shall be deemed to require Lessee to assign or attempt to assign this Agreement to any third party, including any buyer of a Hotel.

ARTICLE 20

SUBORDINATION

Section 20.01.    Subordination To Mortgage.

Operator hereby agrees that this Agreement, including, but not limited to Operator’s Fee, shall in all respects be and is hereby expressly made subordinate and inferior to the liens, security interest and/or any Mortgage and to any promissory note and other indebtedness secured or to be secured thereby and to all other instruments evidencing or securing or to evidence or secure indebtedness, and all amendments, modifications, supplements, consolidations, extensions and revisions of such note and other instruments and any other indebtedness of Lessee or Owner, secured or unsecured. Operator shall execute any and all subordination agreements, estoppel certificates and other documents requested by Lessee or Owner and/or the Holder to further evidence the subordination of this Agreement and Operator’s rights hereunder including without limitation providing any purchaser of a Hotel at a foreclosure sale or deed-in-lieu of foreclosure (including the lender) with the right to terminate this Agreement; provided, however, Lessee shall use its commercially reasonable efforts to obtain from the holder of any Mortgage a nondisturbance agreement, in form reasonably acceptable to Operator providing that this Agreement shall remain in full force and effect notwithstanding the fact that the Mortgage has been foreclosed.

Section 20.02.    Foreclosure.

Prior to termination of this Agreement by foreclosure under the Mortgage or by acquisition of the property to be covered by the Mortgage by deed in lieu of foreclosure, Operator shall have the right to enjoy all rights and privileges conferred upon it pursuant to this Agreement, including, without limitation the rights to the Operator’s Fee, and Operator shall incur no liability to the Holder for acting pursuant to the terms of this Agreement; provided, however, Operator shall be required to (and does hereby agree to) repay to the Holder any Operator’s Fee paid to Operator under this Agreement from and after the date which is thirty (30) days after the date of receipt by Operator of a notice of default under the Mortgage, which default is not cured and results in the acceleration of the indebtedness secured by the Mortgage and the ultimate foreclosure of the liens and/or security interest under the Mortgage and/or other acquisition of the property covered thereby by the Holder in lieu of foreclosure. In the event of such foreclosure, Operator shall have the right to terminate this Agreement on thirty (30) days’ written notice to Lessee. Notwithstanding the foregoing, Operator may pursue, as an unsecured creditor, a claim for all amounts due and owing to Operator under this Management Agreement in accordance with the terms of this Section 20.02.

Section 20.03.    Estoppel Certificates.

Lessee and Operator agree, at any time and from time to time, upon not less than 10 days prior written notice from the other party or any purchaser or lender, to provide a statement in writing certifying that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is full and force and effect as modified and stating the modifications), and stating whether or not to the best knowledge of the signer of such certificate, there exists any default in the performance of any obligation contained in this Agreement, and if so, specifying each such default of which a signer may have knowledge. Any statement delivered pursuant to this Section may be relied upon by the other party and by the prospective lender or purchaser.

ARTICLE 21

MISCELLANEOUS

Section 21.01.    Further Documentation and Reporting Compliance.

Lessee and Operator shall execute and deliver all appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding, and enforceable in accordance with the terms hereof as between them and as against third parties. Operator acknowledges that Parent is a reporting company under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and other federal laws, including the Sarbanes-Oxley Act of 2002, and Operator shall reasonably cooperate in providing Lessee information as necessary for Parent to prepare and submit its reports under such laws in a timely fashion.

Section 21.02.    Captions.

The titles to the several articles of this Agreement are inserted for convenience only and are not intended to affect the meaning of any of the provisions hereof.

Section 21.03.    Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of Lessee, its successors and/or assigns, and subject to the provisions of Article XIX, shall be binding upon and inure to the benefit of Operator, its permitted successors and assigns.

Section 21.04.    Competitive Market Area.

Operator hereby agrees, for the benefit of Lessee, its successors and assigns, except for the hotels, if any, listed as Exhibit A-3, that Operator (and its Affiliates) will not own, operate, lease, manage, or otherwise have an interest in, directly or indirectly, any hotel within a three (3) mile radius of any Hotel during the Operating Term unless expressly consented to in writing by Lessee in advance, which consent may be withheld in Lessee’s sole and absolute discretion.

Section 21.05.    Assumption of Post Termination Obligations.

In the event of termination of this Agreement, Lessee shall be responsible for assuming obligations under contracts entered into by Operator only to the extent that any such contract shall have been entered into in accordance with Section 4.05(a) and Lessee shall be responsible for the payment of obligations incurred by Operator in the operation of the Hotel only to the extent that such obligations shall have been incurred in accordance with the terms of this Agreement, and Operator hereby agrees to indemnify and to hold Lessee harmless from and against any liability in connection with any such contracts, agreements or obligations not so approved in writing by Lessee. Lessee will indemnify and hold Operator harmless from all costs, expenses, claims, damages and liabilities, including without limitation, lawyers’ fees and disbursements, arising or resulting from Lessee’s failure following the expiration or earlier termination (for whatever cause) of this Agreement to provide all of the services contracted for in connection with the business booked on commercially reasonable terms for the Hotels on or prior to the date of such expiration or termination. The provisions of this Section will survive any expiration or termination of this Agreement and will be binding upon Lessee and its successors and assigns, including any successor or assign that becomes the beneficial or legal owner of the Hotels after the effective date of any such expiration or termination.

Section 21.06.    Entire Agreement.

This Agreement, together with the Exhibits hereto, constitutes the entire Agreement between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written. This Agreement and the Exhibits hereto shall be construed and interpreted without reference to any canon or rule of law requiring interpretation against the party drafting or causing the drafting of this Agreement or the portions in question, it being agreed and understood that all parties have participated in the preparation of this Agreement.

Section 21.07.    Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Nebraska.

Section 21.08.    No Political Contributions.

Any provision hereof to the contrary notwithstanding, no money or property of the Hotel shall be paid or used or offered, nor shall Lessee or Operator directly or indirectly pay or use or offer, consent or agree to pay or use or offer any money or property of the Hotel, for or in aid of any political party, committee or organization, or for or in aid of, any corporation, joint stock or other association organized or maintained for political purposes, or for, or in aid or, any candidate for political office or for nomination for such office, or in connection with any election including referendum for constitutional amendment, or for any political purpose whatever, or for lobbying in connection with legislation or regulation thereunder, or for the reimbursement for indemnification of any person for money or property so used.

Section 21.09.    Eligible Independent Contractor.

(a)    At the effective time of this Agreement, Operator shall qualify as an “eligible independent contractor” as defined in Section 856(d)(9) of the Internal Revenue Code of 1986, as amended (the “Code”). To that end:

(i)	during the Operating Term, Operator shall not permit wagering activities to be conducted at or in connection with the Hotels;

(ii)	during the Operating Term, Operator shall not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), more than 35% of the shares of Condor Hospitality Trust, Inc.;

(iii)	during the Operating Term, no more than 35% of the total combined voting power of Operator’s outstanding stock (or 35% of the total shares of all classes of its outstanding stock) shall be owned, directly or indirectly, by one or more persons owning 35% or more of the outstanding stock of Condor Hospitality Trust, Inc.; and

(iv)	At the effective time, Operator shall be actively engaged in the trade or business of operating “qualified lodging facilities” (defined below) for a person who is not a “related person” within the meaning of Section 856(d)(9)(F) of the Code with respect to the Parent or Lessee (“Unrelated Persons”). In order to meet this requirement, Operator agrees that it (i) shall derive at least 10% of both its revenue and profit from operating “qualified lodging facilities” for Unrelated Persons and (ii) shall comply with any regulations or other administrative guidance under Section 856(d)(9) of the Code with respect to the amount of hotel management business with Unrelated Persons that is necessary to qualify as an “eligible independent contractor” with the meaning of such Code Section.

(b)    A “qualified lodging facility” is defined in Section 856(d)(9)(D) of the Code and means a “lodging facility” (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “lodging facility” is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to Condor Hospitality Trust, Inc.

(c)    Operator shall not sublet any Hotel or enter into any similar arrangement on any basis such that the rental or other amounts to be paid by the sublessee thereunder would be based, in whole or in part, on either (a) the net income or profits derived by the business activities of the sublessee, or (b) any other formula such that any portion of the rent would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code, or any similar or successor provision thereto.

Section 21.10.    Time of the Essence.

Time is of the essence of this Agreement.

Section 21.11.    Offsets.

Each party may offset amounts owed to another party hereunder against any amounts owed to such party, except to the extent any such offset is prohibited by the terms of the Lessee (or its Affiliates) credit agreements.

Section 21.12.    Attorney’s Fees.

If any party brings an action against another party to enforce any provision of this Agreement, the prevailing party in such action shall be entitled to recover its court costs, attorney’s fees and expenses in the judgment rendered through such action.

Section 21.13.    Final Accounting.

(a)    In addition to the reports required by Section 9.02, within sixty (60) days following the effective date of expiration or termination of this Agreement, Operator shall prepare and submit to Lessee a final accounting of Hotel operations through the effective date of such expiration or termination, which accounting shall be in the form of the financial statements required hereunder.

(b)    Upon the effective date of expiration or termination of this Agreement, Operator shall deliver possession of the Hotel, and any cash, property and other assets pertaining thereto, together with any and all keys or other access devices, to Lessee.

(c)    Upon the expiration or termination of this Agreement, Operator shall reasonably cooperate with and assist Lessee as may be necessary for the transfer of the operations and management of the Hotels to the successor operator and the transfer any and all Hotel licenses and permits to Lessee or Lessee’s designee.

Section 21.14.    Franchisor Communications.

During the Operating Term, Operator shall promptly deliver to Lessee copies of any deficiency notices or similar notices received from a Franchisor and any response thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

LESSEE:

TRS AUS LOUIS, LLC, a Delaware limited liability company

By:	/s/ Jeffrey W. Dougan
Title:	Vice President

OPERATOR:

VISTA HOST INC., a Texas corporation

By:	/s/ Kathie Long
Title:	Vice President

EXHIBIT A

HOTEL PROPERTIES AND OWNERS

Hotel	Owner	Lessee	Location
Home2 Suites	CDOR AUS LOUIS, LLC	TRS AUS LOUIS, LLC	2720 La Frontera, Round Rock, Texas 78761

EXHIBIT A-1

COMPETITIVE SET

Hotel	City, State	Zip	Rooms
Residence Inn Austin Round Rock	Round Rock, TX	78664-7324	96
SpringHill Suites Austin Round Rock	Round Rock, TX	78681-2005	104
Staybridge Suites Austin Round Rock	Round Rock, TX	78681-5088	81
Hampton Inn Austin Round Rock	Round Rock, TX	78664-7393	94
Candlewood Suites Austin Round Rock	Round Rock, TX	78664-6602	97
Homewood Suites Austin Round Rock	Round Rock, TX	78664-7549	115

EXHIBIT A-2

ACCOUNTING SOFTWARE AND PAYROLL PROCESSES

Unifocus-Watson: Revenue & Budget

Great Plains Dynamics: A/P & GL

Hotel Effectiveness: Time & Attendance

ADP: Payroll Processing & ACA Reporting

EXHIBIT A-3

LIST OF OPERATOR’S HOTELS WITHIN 3-MILE RADIUS

1.	Round Rock, TX

a.	Hampton Inn Round Rock

110 Dell Way, Round Rock, TX 78664

2.	Round Rock, TX

a.	TownePlace Suites Round Rock (Under Construction)

541 Parker Drive, Austin, TX 78728

3.	Round Rock, TX

a.	Homewood Suites Round Rock

2201 South Mays, Round Rock, TX 78664

EXHIBIT B

FRANCHISE AGREEMENTS

Hotel	Location	Franchisor
Home2 Suites By Hilton	2720 La Frontera, Round Rock,	Hilton Franchise Holding
Austin Round Rock	Texas 78761	LLC

EXHIBIT C

EXAMPLE INCENTIVE FEE CALCULATION

Hotel Income for Incentive Fee Calculation

Gross Hotel Income	4,296,601

Less: Operating Expenses before Incentive Fees	(3,112,854)
Less: 4% Hotel FF&E Reserve	(171,864)	4% of Gross Hotel Income used for illustrative purposes

Less: Calculated Incentive Fees	(42,966)

Total Hotel Income for Incentive Fee Calculation	968,917

Investment in Hotel

Acquisition Price	11,000,000

Acquisition Costs	185,418

Capital Expenditure not covered by FF&E Reserve	—

Total Investment in Hotel	11,185,418

Investment Return per Incentive Fee terms	8.66%

Investment Return per Incentive Fee terms	42,966	1% of Gross Hotel Income used for illustrative purposes